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                                                                       Exhibit 5

                          Taft, Stettinius & Hollister
                              1800 Star Bank Center
                                425 Walnut Street
                           Cincinnati, Ohio 45202-3957

                                 January 8, 1997

Securities & Exchange Commission
Judiciary Plaza
450 Fifth Street, N.W.
Washington, D.C.  20549

           Re:  Apollo Eye Group, Inc.
                1996 Stock Option Plan
                ----------------------

Dear Sir or Madam:

     We have acted as counsel for Apollo Eye Group, Inc., a Delaware corporation (the "Corporation"), in connection with its 1996 Stock Option Plan (the "Plan"). We have examined such documents, records and matters of law as we have deemed necessary for purposes of this opinion and, based thereupon, we are of the opinion that the shares of common stock, $.001 par value, of the Corporation which may be issued or transferred and sold pursuant to the Plan will be, when issued or transferred in accordance with the terms of the Plan, duly authorized, validly issued, fully paid and nonassessable.

           We hereby consent to the filing of this opinion as an Exhibit to the Registration Statement on Form S-8 to be filed by the Corporation with the Securities and Exchange Commission to effect registration under the Securities Act of 1933 of 400,000 shares to be issued or transferred and sold pursuant to the Plan.

                                           TAFT, STETTINIUS & HOLLISTER